Exhibit 23.01


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement No. 333-00415 on Form S-3 (relating to the Northern States Power Company Dividend Reinvestment and Stock Purchase Plan), Registration Statement No. 2-61264 on Form S-8 (relating to the Northern States Power Company Employee Stock Ownership Plan), Registration Statement No. 33-38700 on Form S-8 (relating to the Northern States Power Company Executive Long-Term Incentive Award Stock
Plan), and Registration Statement No. 33-63243 on Form S-3 (relating to the Northern States Power Company $300,000,000 Principal Amount of First Mortgage Bonds) of our report dated February 2, 1998 relating to the consolidated financial statements of Northern States Power Company, appearing in this Current Report on Form 8-K.



/s/

PRICE WATERHOUSE LLP
Minneapolis, Minnesota
March 4, 1998